For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

FOR RELEASE:
4:00 P.M. EASTERN DAYLIGHT TIME
Wednesday, May 9, 2012

ALEXANDER & BALDWIN REPORTS FIRST QUARTER 2012 RESULTS
•	Guam, China container volumes improve, offsetting lower Hawaii volume
•	Higher net operating income from commercial real estate portfolio
•	Agribusiness continues solid performance
•	Lower year-over-year consolidated results due to timing of property sales
•	Separation on track for a targeted third quarter close

Honolulu (May 9, 2012) -- Alexander & Baldwin, Inc. (NYSE:ALEX) today reported net income for the first quarter of 2012 of $3.8 million, or $0.09 per diluted share, compared to $5.2 million, or $0.12 per diluted share last year. As previously disclosed, the Company elected to discontinue its second China-Long Beach Express service (CLX2) in the third quarter of 2011 and announced its plans to separate its transportation and land businesses into two publicly traded companies in the third quarter of 2012. Excluding separation expenses and losses related to the shutdown of CLX2, net income for the first quarter was $7.2 million, or $0.17 per diluted share, compared to $13.2 million, or $0.32 per diluted share last year.1 Revenue for the first quarter of 2012 was $405.0 million, compared to $373.3 million for the first quarter of 2011.
 “Our Leasing and Agribusiness units continued their strong performance in the first quarter, and we saw an increase in Ocean Transportation operating profit, where improved results in Guam and China offset lower container volumes in Hawaii. Typical variability in the timing of real estate sales transactions, however, drove our Real Estate Sales segment results lower than last year, producing lower overall results for A&B as well,” said Stanley M. Kuriyama, A&B president and chief executive officer.
“We are seeing positive signs of an improvement in Hawaii’s economy due to strong tourism performance, as well as indications that Hawaii’s real estate markets may be reaching a positive inflection point. For instance, at our 340-unit Waihonua highrise condominium project in Kakaako, near the Ala Moana Shopping Center, we have secured to-date 192 binding sales contracts since beginning pre-sales in December. These favorable sales results should enable us to move forward with construction sometime in the third quarter. And, as the demand for real estate translates into improvement in Hawaii’s construction industry, we would also expect to see a positive effect on Matson’s shipping volumes,” continued Kuriyama.
“Finally, we remain on track for the previously announced separation of our transportation and real estate/agriculture businesses into two stand-alone, publicly traded companies. Pending receipt of certain regulatory approvals, we are targeting completion of the separation early in the third quarter of this year,” concluded Kuriyama.

QUARTER SUMMARY
Ocean Transportation operating profit for the first quarter, which excludes operating losses from the discontinued CLX2 operations, was $8.1 million, compared to $5.4 million last year. Improved Guam volume and higher Transpacific volume and rates helped improve performance for the segment. Guam volumes rose due to the decision by a competing carrier to exit that trade lane in late 2011. Transpacific volume was higher primarily due to modestly increased demand, and higher rates were due primarily to better capacity management in the trade compared to last year. Lower Hawaii volume, increased costs related to scheduled dry docks and higher terminal handling expenses partially offset these improvements. A combination of factors impacted Hawaii volume, including overall market declines, a change in the routing of certain non-U.S. cargo to Hawaii, and business from 2011 store openings and construction projects that did not repeat in 2012.
Operating profit from Matson Logistics, Inc. decreased from $1.5 million to $0.3 million, primarily due to lower highway volume, and lower profitability from its warehousing business. Domestic intermodal business improved over the first quarter due to a 14 percent increase in volume, although results were partially offset by lower international intermodal performance due to the discontinuation of CLX2 and the loss of a major ocean carrier customer.
First quarter operating profit from Real Estate Sales including discontinued operations was $0.9 million, compared to $12.0 million last year, reflecting the variability in the timing of sales closings.
Real Estate Leasing operating profit including discontinued operations in the quarter of $10.7 million was slightly higher than the $10.6 million recorded last year. The first quarter’s 93 percent occupancy in the Mainland portfolio reflects an improvement over last year’s first quarter occupancy of 91 percent, and the fourth quarter’s 92 percent. Hawaii occupancy for the first quarter of 2012 was consistent with the fourth quarter at 91 percent, but slightly higher than last year’s first quarter occupancy of 90 percent. These increases in occupancy helped drive a 6 percent increase in cash net operating income (NOI), which was $16.1 million for the first quarter of 2012 compared with $15.2 million in the same period last year. The improvement in NOI primarily reflects increased occupancy.2
Agribusiness also continues to perform well, posting operating profit for the first quarter of $3.5 million, compared to $2.6 million last year. The increase is due principally to operating margin improvement from higher power and lease revenue and lower operating expenses resulting from the sale of the coffee operations near the end of the first quarter of 2011.

1 Refer to page 9 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share.

2 Refer to page 10 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Leasing operating profit to cash NOI.

TRANSPORTATION INDUSTRY
Ocean Transportation – First quarter of 2012 compared with 2011
	Quarter Ended March 31,
(dollars in millions)	2012	2011	Change
Revenue1	$279.7	$238.4	17%
Operating profit1	$8.1	$5.4	50%
Operating profit margin	2.9%	2.3%
Volume (units)2
Hawaii containers	32,500	34,000	-4%
Hawaii automobiles	16,900	17,900	-6%
China containers	13,700	12,900	6%
Guam containers	6,400	3,300	94%

1	Ocean Transportation revenue and operating profit exclude losses related to the discontinuation of CLX2, which are reported as losses from discontinued operations in the Company’s income statement.
2
Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean Transportation revenue increased 17 percent, or $41.3 million, in the first quarter of 2012 compared with the first quarter of 2011. The increase was due principally to higher fuel prices that are recovered in rates and net volume growth.
Total Hawaii container volume decreased 4 percent in the first quarter of 2012 due to a combination of factors, including overall softness in the market, a change in the routing of certain non-U.S. cargo to Hawaii, and volume related to customer store openings and construction projects in 2011 that were not replicated in 2012. Matson’s Hawaii automobile volume for the quarter was 6 percent lower than the first quarter of 2011, due primarily to the timing of automobile rental fleet replacement activity and reduced manufacturer volume. China container volume increased in the first quarter compared to the first quarter last year due to increased demand and better Transpacific trade management of vessel capacity. Guam volume was substantially higher in 2012 as compared to 2011 due primarily to the departure of a competitor from the trade in mid-November 2011.
Ocean Transportation operating profit increased $2.7 million, or 50 percent, in the first quarter of 2012 compared with the first quarter of 2011, principally due to higher volume in the Guam and China trades, partially offset by lower Hawaii container volume. Partially offsetting these improvements were higher vessel operating costs resulting from first quarter 2012 scheduled dry-docking, higher outside transportation costs due to a 2012 barge drydock and increased activity in the Guam trade, and higher terminal handling costs.

Logistics Services – First quarter of 2012 compared with 2011
	Quarter Ended March 31,
(dollars in millions)	2012	2011	Change
Intermodal revenue	$52.6	$53.9	-2%
Highway revenue	34.0	37.4	-9%
Total revenue	$86.6	$91.3	-5%
Operating profit	$0.3	$1.5	-80%
Operating profit margin	0.3%	1.6%

Logistics Services revenue decreased 5 percent, principally due to decreases in intermodal and highway volume. Intermodal volume declined primarily due to the shutdown of CLX2 and the loss of a major ocean carrier customer. Highway volume decreased due to the loss of certain full truckload customers.
Logistics Services operating profit decreased $1.2 million to $0.3 million in the first quarter of 2012. The operating profit decrease was due principally to the lower highway volume noted above, and lower profitability at the Company’s warehousing business. Domestic intermodal business improved over the first quarter due to a 14 percent increase in volume, although results were partially offset by lower international intermodal performance due to the discontinuation of CLX2 and the loss of a major ocean carrier customer.

REAL ESTATE INDUSTRY
Real Estate Sales and Real Estate Leasing revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses. Direct year-over-year comparison of real estate sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Sales –First quarter of 2012 compared with 2011
	Quarter Ended March 31,
(dollars in millions)	2012	2011	Change
Improved property sales	$5.0	$14.2	-65%
Development sales	1.4	1.9	-26%
Unimproved/other property sales and investment gain	5.1	7.3	-30%
Total revenue	$11.5	$23.4	-51%
Operating profit before joint ventures and real estate investment gain	$2.5	$6.3	-60%
Earnings (loss) from joint ventures and real estate investment gain	(1.6)	5.7	NM
Total operating profit	$0.9	$12.0	-93%

2012 First Quarter:  Revenue from Real Estate Sales was $11.5 million and included the sales of two leased fee parcels on Maui, a small California office property, and a 79-acre non-core land parcel on Maui. Operating profit additionally included the impact of joint venture expenses.
2011 First Quarter:  Revenue from Real Estate Sales was $23.4 million and included the sales of two commercial properties on Maui and Oahu, and an 86-acre non-core land parcel on Maui. In addition to these sales, operating profit included an investment gain from the sale of the Company’s interest in the Bridgeport Marketplace development joint venture in Valencia, California, and joint venture earnings from the sale of a 4-acre commercial parcel at the Company’s Kukui’ula joint venture on Kauai, partially offset by other joint venture expenses.

Real Estate Leasing – First quarter of 2012 compared with 2011
	Quarter Ended March 31,
(dollars in millions)	2012	2011	Change
Revenue	$25.6	$26.0	-2%
Operating profit	$10.7	$10.6	1%
Operating profit margin	41.7%	40.8%
Occupancy Rates:
Mainland	93%	91%
Hawaii	91%	90%
Leasable Space (million sq. ft.):
Mainland	6.5	6.4	2%
Hawaii	1.4	1.5	-7%

Real Estate Leasing revenue for the first quarter of 2012, before subtracting amounts presented as discontinued operations, was 2 percent lower than 2011. Operating profit for the first quarter of 2012, before subtracting amounts presented as discontinued operations, was 1 percent higher than 2011 due to higher overall portfolio occupancies and the timing of acquisitions and dispositions. At March 31, 2012, the Company had approximately $9 million in tax-deferred proceeds held for reinvestment.

AGRIBUSINESS
Agribusiness – First quarter of 2012 compared with 2011
	Quarter Ended March 31,
(dollars in millions)	2012	2011	Change
Revenue	$14.0	$16.1	-13%
Operating profit	$3.5	$2.6	35%
Tons sugar produced	1,900	6,700	-72%
Tons sugar sold	2,200	2,200	--%

Agribusiness revenue decreased 13 percent, or $2.1 million, in the first quarter of 2012 compared with the first quarter of 2011, due principally to a $1.6 million decrease in coffee and retail sales revenue as a result of the sale of the coffee assets at the end of the first quarter of 2011, and a $1.3 million decrease in third-party vessel charter revenue. The decrease in revenue was partially offset by a $0.4 million increase in revenue from the lease of agricultural land and a $0.3 million increase in power revenue.
Operating profit was $3.5 million in the first quarter of 2012 compared to $2.6 million in the first quarter of 2011. The improvement was due principally to a $1.0 million improvement in operating margins due to higher power and lease revenue and lower operating expenses resulting from the sale of the coffee operations in the first quarter of 2011.
Sugar production was lower in 2012 due to a later start to the harvest in the first quarter of 2012 compared to last year.

CORPORATE EXPENSES
Corporate expenses were $8.9 million for the first quarter of 2012, compared to $4.2 million for the first quarter of 2011. The increase in corporate expenses was principally due to $3.3 million of increased professional services and other expenses related to the Company’s plan to separate its transportation and land businesses.

###

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc. and  Matson Logistics, Inc.; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three months ended March 31, 2012 and 2011 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of the CLX2 losses and separation expenses provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

                                                                      ALEXANDER & BALDWIN
Reconciliation of GAAP to Non-GAAP Measures
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net income	$3.8	$5.2
Net income effect of CLX2 losses	1.4	8.0
Net income effect of separation expenses	2.0	--
Adjusted net income	$7.2	$13.2

Diluted earnings per share, net income	$0.09	$0.12
Diluted earnings per share, net income effect of CLX2 losses	0.03	0.20
Diluted earnings per share, net income effect of separation expenses	0.05	--
Diluted earnings per share, adjusted net income	$0.17	$0.32

In addition to adjusted net income and adjusted diluted earnings per share, the Company presents cash NOI, which is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to cash NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment same store cash NOI is as follows:

         ALEXANDER & BALDWIN
Reconciliation of Real Estate Leasing Operating Profit to Cash NOI
(In Millions, Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Real Estate Leasing segment operating profit before discontinued operations	$10.7	$10.6
Less amounts reported in discontinued operations	--	(0.7)
Real Estate Leasing segment operating profit after subtracting discontinued operations	10.7	9.9
Adjustments:
Depreciation and amortization	5.4	5.3
FASB 13 straight-line lease adjustments	(0.8)	(1.6)
General and administrative expenses	0.8	0.9
Discontinued operations	--	0.7
Real Estate Leasing cash NOI	$16.1	$15.2

        ALEXANDER & BALDWIN
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
Revenue:	2012	2011
Transportation
Ocean Transportation	$279.7	$238.4
Logistics Services	86.6	91.3
Real Estate
Sales	11.5	23.4
Leasing	25.6	26.0
Less Amounts Reported In Discontinued Operations	(9.0)	(15.4)
Agribusiness	14.0	16.1
Reconciling Items	(3.4)	(6.5)
Total Revenue	$405.0	$373.3

Operating Profit, Net Income:
Transportation
Ocean Transportation	$5.9	$(7.4)
Logistics Services	0.3	1.5
Plus Amounts Reported In Discontinued Operations	2.2	12.8
Real Estate
Sales	0.9	12.0
Leasing	10.7	10.6
Less Amounts Reported In Discontinued Operations	(3.9)	(7.3)
Agribusiness	3.5	2.6
Total Operating Profit	19.6	24.8
Interest Expense	(6.1)	(6.2)
General Corporate Expenses	(5.6)	(4.2)
Separation Expenses	(3.3)	--
Income From Continuing Operations Before Income Taxes	4.6	14.4
Income Taxes	1.8	5.3
Income From Continuing Operations	2.8	9.1
Income (Losses) from Discontinued Operations (net of income taxes)	1.0	(3.9)
Net Income	$3.8	$5.2

Basic Earnings Per Share, Continuing Operations	$0.07	$0.22
Basic Earnings Per Share, Net Income	$0.09	$0.12

Diluted Earnings Per Share, Continuing Operations	$0.07	$0.22
Diluted Earnings Per Share, Net Income	$0.09	$0.12

Basic Weighted Average Shares Outstanding	41.9	41.5
Diluted Weighted Average Shares Outstanding	42.3	41.8

ALEXANDER & BALDWIN
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	March 31,	December 31,
	2012	2011

ASSETS
Current Assets	$289	$275
Investments in Affiliates	353	347
Real Estate Developments	154	143
Property, Net	1,614	1,634
Other Assets	164	145
Total	$2,574	$2,544

LIABILITIES & EQUITY
Current Liabilities	$276	$278
Long-Term Debt, Non-Current Portion	541	507
Liability for Employee Benefit Plans	160	168
Other Long-Term Liabilities	51	50
Deferred Income Taxes	419	418
Shareholders’ Equity	1,127	1,123
Total	$2,574	$2,544

ALEXANDER & BALDWIN
Condensed Cash Flow Table
(In Millions, Unaudited)

	Year-to-Date March 31,
	2012	2011
Cash Flow Used in Operating Activities	$(20)	$(11)

Capital Expenditures (1)
Transportation	(9)	(11)
Real Estate	(1)	(2)
Agribusiness	(3)	(2)
Total Capital Expenditures	(13)	(15)

Other Investing Activities, Net	(6)	5
Cash Used in Investing Activities	$(19)	$(10)

Net Debt Proceeds	37	32
Proceeds from Issuances of Capital Stock,
Including Excess Tax Benefit	12	5
Dividends Paid	(13)	(13)
Cash Provided by Financing Activities	$36	$24

Net Increase (Decrease) in Cash and Cash Equivalents	$(3)	$3
(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.